Exhibit 99.3031

NEWS
COMPANY CONTACT:
John R. Mentzer
August 27, 2003	V.P. & General Counsel
(941) 953-9199

CORRECTIONAL SERVICES CORPORATION ANNOUNCES

ADVERSE JURY VERDICT IN WRONGFUL DEATH SUIT

Sarasota, Florida—Correctional Services Corporation (NASDAQ NMS;CSCQ) (the “Company”) today announced that a Tarrant County, Texas jury has returned a $35 million verdict against the Company and its former employee in the wrongful death suit by the parents and estate of Bryan Alexander. Mr. Alexander died of a rare penicillin-resistant form of pneumonia while incarcerated at the Tarrant County Community Correctional Facility, which was operated by the Company at the time. The jury will now be asked to consider whether punitive damages should also be awarded against the Company and/or its former employee.

The Company is discussing the decision with its attorneys and insurance carrier and will issue an additional press release following the jury’s determination of any award of punitive damages.

Through its Youth Services International subsidiary, the Company is the nation’s leading private provider of juvenile programs for adjudicated youths with 19 facilities and 2,500 juveniles in its care. In addition, the Company is a leading developer and operator of adult correctional facilities operating 12 facilities representing approximately 4,500 beds. On a combined basis, the Company provides services in 15 states, representing approximately 7,000 beds including aftercare services.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in this press release are not historical but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views as of the date they are made with respect to future events and financial performance, but are subject to many uncertainties and risks which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and risks include, but are not limited to: fluctuations in occupancy levels and labor costs; the ability to secure both new contracts and the renewal of existing contracts; the possibility of unforeseen costs relating to facility closings, the ability to achieve profitability and public resistance to privatization. Additional risk factors include those discussed in reports filed by the Company from time to time on Forms 10-K, 10-Q and 8-K. The Company does not undertake any obligation to update any forward-looking statements.

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